Triton Emission Solutions Inc. Announces Resignations of the Officers and Directors

VANCOUVER, BC– (Newsfile – February 15, 2017) – Triton Emission Solutions Inc. (OTCQB: DSOX) (the “Company”) announced today that on February 7, 2017, Anders Aasen, the Chief Executive Officer and a director of the Company, and Rasmus Norling, the Chief Technical Officer, President and a director of the Company, tendered their resignations from the posts Messrs. Aasen and Norling held with the Company. In addition, on February 13, 2017, Mitchell Miller resigned as the Senior Vice President of Business Development and as a director of the Company.

Resignations of Messrs. Aasen, Norling, and Mitchell were not due to, and were not caused by, in whole or in part, any disagreement with the Company, whether related to the Company’s operations, policies, practices or otherwise.

The Company thanks Messrs. Aasen, Norling, and Mitchell for their contribution to the development of the Company and wishes them the best of success in their future business endeavors.

About Triton Emission Solutions Inc.:

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems, and the Company’s exhaust gas scrubber technology, NJORD, are cost-effective technologies designed to reduce harmful chemical emissions into the ocean and atmosphere in an effort to meet the increased emissions regulations that came into effect on January 1, 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

On behalf of the Board of Directors, Robert Kopple, Director.

SOURCE Triton Emission Solutions Inc.

For further information about Triton Emission Solutions Inc. please visit the Company's website at www.tritoninc.com or contact us at 1(800) 648-4287.